    Exhibit 99.1
Uber Announces Results for Fourth Quarter and Full Year 2021

Gross Bookings of $25.9 billion, up 51% year-over-year and at the high end of the guidance range
Net income of $892 million, including a $1.4 billion net benefit relating to Uber’s equity investments
Adjusted EBITDA of $86 million was above the guidance range, with Delivery reaching Adjusted EBITDA profitability for Q4

SAN FRANCISCO – February 9, 2022 – Uber Technologies, Inc. (NYSE: UBER) today announced financial results for the quarter and full year ended December 31, 2021.
Financial Highlights for Fourth Quarter 2021
•Gross Bookings grew 51% year-over-year (“YoY”) to $25.9 billion, or 50% on a constant currency basis, with Mobility Gross Bookings of $11.3 billion (+67% YoY) and Delivery Gross Bookings of $13.4 billion (+34% YoY). Trips during the quarter grew 23% YoY to 1.77 billion, or approximately 19 million trips per day on average.
•Revenue grew 83% YoY to $5.8 billion, or 82% on a constant currency basis.
•Net income attributable to Uber Technologies, Inc. was $892 million, which includes a $1.4 billion net benefit (pre-tax) relating to Uber’s equity investments, primarily due to aggregate unrealized gains related to the revaluation of Uber’s Grab and Aurora equity investments, partially offset by an unrealized loss related to the revaluation of Uber’s Didi equity investment. Additionally, net income includes $334 million in stock-based compensation expense.
•Adjusted EBITDA of $86 million, up $540 million YoY. Adjusted EBITDA margin as a percentage of Gross Bookings was 0.3%, up from (2.6)% in Q4 2020.
•Mobility Adjusted EBITDA of $575 million, up $282 million YoY. Mobility Adjusted EBITDA margin as a percentage of Mobility Gross Bookings was 5.1%, up from 4.3% in Q4 2020.
•Delivery Adjusted EBITDA of $25 million, up $170 million YoY. Delivery Adjusted EBITDA margin as a percentage of Delivery Gross Bookings reached 0.2%, up from (1.4)% in Q4 2020.
•Unrestricted cash and cash equivalents were $4.3 billion at the end of the fourth quarter.

“Our results demonstrate just how far we’ve come since the beginning of the pandemic,” said Dara Khosrowshahi, CEO. “In Q4, more consumers were active on our platform than ever before, Delivery reached Adjusted EBITDA profitability, and Mobility Gross Bookings approached pre-pandemic levels. While the Omicron variant began to impact our business in late December, Mobility is already starting to bounce back, with Gross Bookings up 25% month-on-month in the most recent week.”

“We outperformed our quarterly guidance and delivered $540 million of Adjusted EBITDA improvement compared to Q4 of last year,” said Nelson Chai, CFO. “Moving forward, we are poised to continue to grow at scale while expanding profitability.”

Outlook for Q1 2022
For Q1 2022, we anticipate:
•Gross Bookings of $25 billion to $26 billion
•Adjusted EBITDA of $100 million to $130 million

Financial and Operational Highlights for Fourth Quarter 2021

	Three Months Ended December 31,
(In millions, except percentages)	2020	2021	% Change	% Change (Constant Currency (1))

Monthly Active Platform Consumers (“MAPCs”)	93	118	27%
Trips	1,443	1,769	23%
Gross Bookings	$17,152	$25,866	51%	50%
Revenue	$3,165	$5,778	83%	82%
Net income (loss) attributable to Uber Technologies, Inc. (2)	$(968)	$892	**
Adjusted EBITDA (1)	$(454)	$86	**
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Net income (loss) attributable to Uber Technologies, Inc. includes stock-based compensation expense of $236 million and $334 million in Q4 2020 and Q4 2021, respectively. Net income also includes a $1.4 billion net benefit (pre-tax) relating to Uber’s equity investments in Q4 2021.
** Percentage not meaningful.

Full Year 2021 Financial and Operational Highlights

	Year Ended December 31,
(In millions, except percentages)	2020	2021	% Change	% Change (Constant Currency (1))

Trips	5,025	6,368	27%
Gross Bookings	$57,897	$90,415	56%	53%
Revenue	$11,139	$17,455	57%	54%
Net loss attributable to Uber Technologies, Inc. (2)	$(6,768)	$(496)	93%
Mobility Adjusted EBITDA	$1,169	$1,596	37%
Delivery Adjusted EBITDA	$(873)	$(348)	60%
Adjusted EBITDA (1)	$(2,528)	$(774)	69%
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Net loss attributable to Uber Technologies, Inc. includes stock-based compensation expense of $827 million and $1.2 billion in 2020 and 2021, respectively.

Results by Offering and Segment
Gross Bookings

	Three Months Ended December 31,
(In millions, except percentages)	2020	2021	% Change	% Change (Constant Currency)

Gross Bookings:
Mobility	$6,789	$11,340	67%	67%
Delivery	10,050	13,444	34%	33%
Freight (1)	313	1,082	245%	245%
Total	$17,152	$25,866	51%	50%
(1) Q4 2021 Gross Bookings includes contributions from the acquisition of Transplace which closed on November 12, 2021.

Revenue

	Three Months Ended December 31,
(In millions, except percentages)	2020	2021	% Change	% Change (Constant Currency)

Revenue:
Mobility	$1,471	$2,278	55%	54%
Delivery	1,356	2,420	78%	77%
Freight (1)	313	1,080	245%	245%
All Other (2)	25	—	**	**
Total	$3,165	$5,778	83%	82%
(1) Q4 2021 Revenue includes contributions from the acquisition of Transplace which closed on November 12, 2021.
(2) Includes historical results of ATG and Other Technology Programs.
** Percentage not meaningful.

Take Rates

	Three Months Ended December 31,
	2020	2021

Mobility	21.7%	20.1%
Delivery	13.5%	18.0%

Adjusted EBITDA and Segment Adjusted EBITDA

	Three Months Ended December 31,
(In millions, except percentages)	2020	2021	% Change

Segment Adjusted EBITDA:
Mobility	$293	$575	96%
Delivery	(145)	25	**
Freight	(41)	(25)	39%
All Other	(72)	—	**
Corporate G&A and Platform R&D (1), (2)	(489)	(489)	—%
Adjusted EBITDA (3)	$(454)	$86	**
(1) Excludes stock-based compensation expense.
(2) Includes costs that are not directly attributable to our reportable segments. Corporate G&A also includes certain shared costs such as finance, accounting, tax, human resources, information technology and legal costs. Platform R&D also includes mapping and payment technologies and support and development of the internal technology infrastructure. Our allocation methodology is periodically evaluated and may change.
(3) “Adjusted EBITDA” is a non-GAAP measure as defined by the SEC. See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
** Percentage not meaningful.

Revenue by Geographical Region

	Three Months Ended December 31,
(In millions, except percentages)	2020	2021	% Change

United States and Canada	$1,814	$3,613	99%
Latin America ("LatAm")	302	419	39%
Europe, Middle East and Africa ("EMEA")	664	995	50%
Asia Pacific ("APAC")	385	751	95%
Total	$3,165	$5,778	83%

Financial Highlights for the Fourth Quarter 2021 (continued)
Mobility
•Gross Bookings of $11.3 billion: Mobility Gross Bookings grew 67% YoY on a constant currency basis. On a sequential basis, Mobility Gross Bookings grew 15% quarter-over-quarter (“QoQ”), with sequential growth in all geographic regions with APAC outpacing segment trends.
•Revenue of $2.3 billion: Mobility Revenue grew 3% QoQ and grew 55% YoY. Mobility take rate of 20.1% declined 220 bps QoQ and 160 bps YoY. The sequential decline was driven by typical seasonal trends during Q4 and the roll-off of the UK accrual release in Q3 while the YoY decline was driven by ongoing driver supply investments in certain markets.
•Adjusted EBITDA of $575 million: Mobility Adjusted EBITDA increased $31 million QoQ and $282 million YoY. Mobility Adjusted EBITDA margin was 5.1% of Gross Bookings, compared to 5.5% in Q3 2021 and 4.3% in Q4 2020. Mobility Adjusted EBITDA margin as a percentage of Gross Bookings declined sequentially from Q3 as a result of higher driver incentives to meet seasonal demand, and higher driver incentives in certain markets that reopened from lockdowns in Q4. On a YoY basis, improvement in Adjusted EBITDA margin as a percentage of Gross Bookings was primarily driven by better cost leverage from higher volume, more than offsetting higher driver incentives.
Delivery
•Gross Bookings of $13.4 billion: Delivery Gross Bookings grew 33% YoY on a constant currency basis. On a sequential basis, Delivery Gross Bookings improved 5% QoQ, with strong growth in U.S. & Canada and EMEA offsetting declines in APAC.
•Revenue of $2.4 billion: Delivery Revenue grew 8% QoQ and 78% YoY. Take rate of 18.0% grew 60 bps QoQ and grew 450 bps YoY. Business model changes in some countries that classify certain payments and incentives as cost of revenue benefited Delivery take rate by 410 bps in the quarter (compared to 400 bps benefit in Q3 2021 and 100 bps benefit in Q4 2020).
•Adjusted EBITDA of $25 million: Delivery Adjusted EBITDA improved $37 million QoQ and $170 million YoY, driven by higher volumes, reduced incentive spend, and improved network efficiencies. Delivery Adjusted EBITDA margin as a percentage of Gross Bookings reached 0.2%, compared to (0.1)% in Q3 2021 and (1.4)% in Q4 2020.
Freight
•Freight delivered strong growth and improved EBITDA margins: With the acquisition of Transplace in November, Freight revenue grew 245% YoY, to $1.1 billion and Freight Adjusted EBITDA by 39% YoY. Excluding Transplace, the organic Freight business revenue grew 27% to $396 million. Freight improved Adjusted EBITDA margins as a percentage of Gross Bookings by 10.8 percentage points YoY to (2.3)% driven by enhanced marketplace efficiency and density of our digital platform, and continued automation of the load life cycle, as well as positive contributions from Transplace.
Corporate
•Corporate G&A and Platform R&D: Corporate G&A and Platform R&D expenses of $489 million, compared to $489 million in Q3 2021, and $489 million in Q4 2020. On a YoY basis, Corporate G&A and Platform R&D decreased as a percentage of Gross Bookings due to cost control and improved fixed cost leverage. For the full year, Corporate G&A and Platform R&D expense of $1.9 billion was comprised of $1.2 billion in Corporate G&A and $674 million in Platform R&D. On a YoY basis, FY 2021 Corporate G&A as a percentage of Gross Bookings was (1.3)%, down from (2.5)% in FY 2020, while Platform R&D as a percentage of Gross Bookings was (0.7)%, down from (1.2)% in FY 2020, as a result of our cost reduction activities and increased operating leverage.

GAAP and Non-GAAP Costs and Operating Expenses
•Cost of revenue excluding D&A: GAAP cost of revenue was $3.1 billion. Non-GAAP cost of revenue was $3.1 billion, representing 12.0% of Gross Bookings, compared to 10.1% and 8.3% in Q3 2021 and Q4 2020, respectively. On a YoY basis, non-GAAP cost of revenue as a percentage of Gross Bookings increased due to the classification of certain Delivery payments and incentives as cost of revenue attributable to business model changes in some countries.
•GAAP and Non-GAAP operating expenses (Non-GAAP operating expenses exclude certain amounts as further detailed in the Reconciliations of Non-GAAP Measures):
◦Operations and support: GAAP operations and support was $547 million. Non-GAAP operations and support was $509 million, representing 2.0% of Gross Bookings, compared to 1.9% and 2.1% in Q3 2021 and Q4 2020, respectively. On a YoY basis, non-GAAP operations and support as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
◦Sales and marketing: GAAP sales and marketing was $1.3 billion. Non-GAAP sales and marketing was $1.2 billion, representing 4.8% of Gross Bookings, compared to 5.0% and 6.0% in Q3 2021 and Q4 2020, respectively. On a YoY basis, non-GAAP sales and marketing as a percentage of Gross Bookings decreased due to improved cost leverage with Gross Bookings growth outpacing sales and marketing expense growth. Additionally, Gross Bookings mix shifted towards Mobility, which carries lower associated sales and marketing costs.
◦Research and development: GAAP research and development was $558 million. Non-GAAP research and development was $367 million, representing 1.4% of Gross Bookings, compared to 1.5% and 2.0% in Q3 2021 and Q4 2020, respectively. On a YoY basis, non-GAAP research and development as a percentage of Gross Bookings decreased due to lower employee headcount costs, which was primarily driven by the sale of our ATG business in the first quarter of 2021.
◦General and administrative: GAAP general and administrative was $611 million. Non-GAAP general and administrative was $473 million, representing 1.8% of Gross Bookings, compared to 2.0% and 2.9% in Q3 2021 and Q4 2020, respectively. On a YoY basis, non-GAAP general and administrative as a percentage of Gross Bookings decreased due to lower employee headcount costs and improved fixed cost leverage.
Operating Highlights for the Fourth Quarter 2021
Platform
•Trips of 1.77 billion: Trips on our platform grew 8% QoQ and 23% YoY, with sequential growth in both Mobility and Delivery trips.
•Monthly Active Platform Consumers (“MAPCs”) reached 118 million: MAPCs grew 8% QoQ and grew 27% YoY to 118 million.
•Membership: Officially launched Uber One in the U.S. in November as our single cross-platform membership program that brings together the best of Uber. For $9.99 per month, members have access to discounts, special pricing, priority service, and exclusive perks across rides, delivery and grocery.
•Supporting earners: Drivers and couriers earned an aggregate $9.5 billion during the quarter, with earnings up 56% YoY, outpacing Uber’s Gross Bookings growth of 51% YoY.
•Uber Canada UFCW earner agreement: In Canada, we announced a historic national agreement with Canada’s largest private-sector union in the food, retail, and service sectors, United Food and Commercial Workers (“UFCW”) Canada. Now Uber Canada and UFCW are jointly advocating for government reforms that protect flexibility while providing new benefits. UFCW can also provide representation if requested for drivers and delivery people facing account dispute issues.
•Uber for Business (“U4B”): U4B Gross Bookings of $1.3 billion in Q4, up 116% YoY, and surpassing U4B Gross Bookings in Q4 2019. Managed U4B, which is the actively managed portion of the business through Uber’s account managers and sales team, reached 27% of U4B Gross Bookings. U4B recorded strong growth in both Mobility and Delivery Gross Bookings as corporate Mobility and Delivery use cases continue to grow.
Mobility
•Airport recovery: Airport Gross Bookings represented 13% of Mobility Gross Bookings in Q4 2021, growing 24% QoQ and nearly 200% YoY, outpacing the overall Mobility segment’s recovery as consumer travel trends improved.
•Clear x Uber: Partnered with Clear Secure to integrate Uber’s mobility platform directly into the Clear app to help travelers better plan their airport travel. Using Clear’s Home to Gate feature, users will be able to use its data driven insights to find out exactly when to leave for their flight and reserve an Uber ride ahead of time - creating a more seamless, predictable travel experience.

•Rides with WhatsApp in India: Rolled out a new service in India that gives people the option to book an Uber ride via an official Uber WhatsApp chatbot, therefore not having to download or use the Uber app, as well as expanding access to millions of WhatsApp users.
•Expanded safety features: Announced safety features including audible seat belt alerts, and expanded audio recording feature to 14 countries and a pilot in the U.S.
•Uber Health transportation support: Uber Health announced a partnership with CVS Health to provide transportation support at no cost to individuals who need it most when seeking access to medical care, work, or educational programs. This partnership aims to help eliminate a critical barrier to care and well-being – transportation.
•Uber Connect expansion: Expanded availability of Uber Connect—our person-to-person package delivery service—to over 340 new cities in Latin America, and now live in thousands of U.S. cities including New York City, Philadelphia, Pittsburgh, Los Angeles and San Francisco. We also introduced Connect Moto in Latin American markets, as well as increased functionality to include "Meet at Door" deliveries globally. Connect is now available in over 8,600 cities and towns worldwide.
Delivery
•Reopening impact: Delivery continued to demonstrate strong consumer, merchant and courier metrics even as COVID-19 restrictions eased around the world. Delivery MAPCs, basket size and order frequency were stable QoQ, and grew nearly 14% YoY, 9% YoY and 8% YoY, respectively. Active merchants grew 27% YoY to exceed 825K in Q4. Globally, active couriers grew 34% YoY, and grew 73% YoY in the U.S.
•Supporting merchants: Along with Visa, announced a $1 million grant relief program, Grants for Growth, focused on restaurant recovery and entrepreneurship. Through this program, which builds off of Uber’s Eat Local campaign and continuous commitment to merchants, 100 merchants will receive $10,000 grants, which can be used toward immediate operational needs like meeting payroll. As a foundation for Grants for Growth, we also released our first ever Merchant Impact Report, which provides a glimpse into Uber’s impact on small and medium merchant partners.
•Ads: Advertising annualized revenue run rate reached over $225 million in Q4 as active advertising merchants grew to over 170K well over the initial $100 million run rate target communicated during Q2 2021.
•Grocery and convenience expansions worldwide: In the U.S., announced the launch of Smart + Final Grocers on the Uber Eats app, bringing over 170 new locations across California, Arizona, and Nevada, as well as a nationwide expansion of CVS on the marketplace, inclusive of over 7,000 stores. We expanded our Costco partnership to include Japan, building upon existing pilots in the U.S. and Canada. In France, we launched nearly 200 Monoprix locations. In New Zealand, we made grocery available on Uber Eats with grocers New World and Four Square.
•Hims & Hers Health partnership: Announced a partnership in the U.S. with Hims & Hers, the multi-specialty telehealth platform focused on providing personalized health and wellness experiences to consumers, to bring a wide variety of the company’s personal care products to the Uber Eats app.
•Uber Direct: Continuing to make new and unique retail offerings available on Uber. In the U.K., cosmetics brands Benefit and L'Occitane are now available on the Uber Eats app and through an Uber Direct partnership. In Chile, an Uber Direct partnership has enabled device delivery for Claro, the country’s third-largest telecom provider.
•Uber Eats rapid grocery in Japan: Continuing our approach of using smart local models to meet consumer demand for shorter delivery times, we launched the Uber Eats Market in Tokyo, our first dark grocery store in Japan with more than 1,100 items including fresh foods and a curated selection of Costco items.
•Cannabis pick-up: Announced an exclusive partnership with Canadian cannabis retailer, Tokyo Smoke, to provide consumers with the ability to place orders from Tokyo Smoke’s catalog and unique accessories on the Uber Eats app. Tokyo Smoke is the first cannabis merchant to list itself on the Uber Eats platform.
•Motional AV partnership: Announced a partnership with Motional, a global leader in driverless technology, to launch autonomous deliveries for Uber consumers. Motional’s all-electric vehicles will conduct deliveries from select Uber Eats restaurants. Piloting in Santa Monica, and following a robotic delivery partnership with Serve Robotics, this marks our first delivery partnership with an autonomous vehicle technology provider.
Freight
•Transplace acquisition close: Completed our acquisition of Transplace, one of the largest managed transportation and logistics networks in the world. The transaction brings together Uber Freight’s vast network of digitally-enabled carriers with Transplace’s trusted shipper technology and operational solutions, ultimately creating one of the world’s leading logistics technology platforms to meet the rapidly evolving needs of shippers and carriers alike.

•Aurora partnership: Announced a multiphase commercial pilot with Aurora to move freight in Texas and explore integration of Uber Freight’s network with Aurora Horizon, Aurora’s trucking product suite. This partnership will provide carriers with additional tools to further maximize fleet utilization and streamline operations. Over the next couple of years, we expect collaboration with Aurora to continue as we explore integration of Aurora’s cloud-based infrastructure, Aurora Beacon, into the Uber Freight network.
•Freight is positioned to capitalize on new logo acquisition: Uber Freight onboarded 18 new enterprise customers onto our digital brokerage platform in Q4, building on the 14 enterprise customers onboarded in Q3. These shippers collectively move more than $45 billion in freight annually, building the foundation for sustained momentum heading into 2022 as we deepen relationships with new and existing customers. In addition, Transplace signed 19 Transportation Management deals with new customers in Q4, with momentum continuing into 2022.
•Carrier Wallet: In partnership with Marqeta and Branch, we are bringing speed, control, and transparency to the carrier payment experience through a debit card solution. This digital wallet features a fee-free, FDIC-insured checking account and a commercial card specifically designed for faster carrier settlements. The Uber Freight Card provides carriers with a free-to-use card to easily spend funds from Uber Freight Wallet, plus fuel rewards to support drivers on their biggest expense. These features on top of fast, hassle-free payments within hours rather than weeks deliver a level of service to carriers of all sizes typically enjoyed only by larger companies.
Recent Developments
•Car Next Door acquisition: Announced our acquisition of Car Next Door, an Australian peer-to-peer car sharing platform which offers convenient access to cars for renters, whilst providing revenue to car owners, making it easy to turn any car into a shared car. By adding Car Next Door to Uber’s current product portfolio, we will bolster our ability to provide consumers with an easy, affordable, and convenient alternative to private car ownership.
Webcast and conference call information
A live audio webcast of our fourth quarter and year ended December 31, 2021 earnings release call will be available at https://investor.uber.com/, along with the earnings press release and slide presentation. The call begins on February 9, 2022 at 2:00 PM (PT) / 5:00 PM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
We also provide announcements regarding our financial performance and other matters, including SEC filings, investor events, press and earnings releases, on our investor relations website (https://investor.uber.com/), and our blogs (https://uber.com/blog) and Twitter accounts (@uber and @dkhos), as a means of disclosing material information and complying with our disclosure obligations under Regulation FD.
About Uber
Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 30 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.
Forward-Looking Statements
This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: the outcome of a tax case before the UK tax authority related to classification as a transportation provider, developments in the COVID-19 pandemic and the resulting impact on our business and operations, competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation and other legal and regulatory developments, particularly with respect to our relationships with drivers and couriers. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our most recent quarterly report on Form 10-Q for the quarter ended September 30, 2021 and subsequent annual reports, quarterly reports and other filings filed with the Securities and Exchange Commission from time to time. All information provided in this release and in the attachments is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Non-GAAP Financial Measures
To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we use the following non-GAAP financial measures: Adjusted EBITDA; Non-GAAP Costs and Operating Expenses as well as, revenue growth rates in constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.
We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.
For more information on these non-GAAP financial measures, please see the sections titled “Key Terms for Our Key Metrics and Non-GAAP Financial Measures,” “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release. In regards to forward looking non-GAAP guidance, we are not able to reconcile the forward-looking non-GAAP Adjusted EBITDA measure to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, unrealized gains and losses on equity investments, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.
Contacts
Investors and analysts: investor@uber.com
Media: press@uber.com

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31,
	2020	2021
Assets
Cash and cash equivalents	$5,647	$4,295
Short-term investments	1,180	—
Restricted cash and cash equivalents	250	631
Accounts receivable, net	1,073	2,439
Prepaid expenses and other current assets	1,215	1,454
Assets held for sale	517	—
Total current assets	9,882	8,819
Restricted cash and cash equivalents	1,494	2,879
Collateral held by insurer	860	—
Investments	9,052	11,806
Equity method investments	1,079	800
Property and equipment, net	1,814	1,853
Operating lease right-of-use assets	1,274	1,388
Intangible assets, net	1,564	2,412
Goodwill	6,109	8,420
Other assets	124	397
Total assets	$33,252	$38,774
Liabilities, redeemable non-controlling interests and equity
Accounts payable	$235	$860
Short-term insurance reserves	1,243	1,442
Operating lease liabilities, current	175	185
Accrued and other current liabilities	5,112	6,537
Liabilities held for sale	100	—
Total current liabilities	6,865	9,024
Long-term insurance reserves	2,223	2,546
Long-term debt, net of current portion	7,560	9,276
Operating lease liabilities, non-current	1,544	1,644
Other long-term liabilities	1,306	935
Total liabilities	19,498	23,425
Redeemable non-controlling interests	787	204
Equity
Common stock	—	—
Additional paid-in capital	35,931	38,608
Accumulated other comprehensive loss	(535)	(524)
Accumulated deficit	(23,130)	(23,626)
Total Uber Technologies, Inc. stockholders' equity	12,266	14,458
Non-redeemable non-controlling interests	701	687
Total equity	12,967	15,145
Total liabilities, redeemable non-controlling interests and equity	$33,252	$38,774

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2021	2020	2021
Revenue	$3,165	$5,778	$11,139	$17,455
Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	1,441	3,104	5,154	9,351
Operations and support	369	547	1,819	1,877
Sales and marketing	1,038	1,262	3,583	4,789
Research and development	483	558	2,205	2,054
General and administrative	531	611	2,666	2,316
Depreciation and amortization	180	246	575	902
Total costs and expenses	4,042	6,328	16,002	21,289
Loss from operations	(877)	(550)	(4,863)	(3,834)
Interest expense	(118)	(130)	(458)	(483)
Other income (expense), net	63	1,471	(1,625)	3,292
Income (loss) before income taxes and loss from equity method investments	(932)	791	(6,946)	(1,025)
Provision for (benefit from) income taxes	23	(97)	(192)	(492)
Loss from equity method investments	(7)	(9)	(34)	(37)
Net income (loss) including non-controlling interests	(962)	879	(6,788)	(570)
Less: net income (loss) attributable to non-controlling interests, net of tax	6	(13)	(20)	(74)
Net income (loss) attributable to Uber Technologies, Inc.	$(968)	$892	$(6,768)	$(496)
Net income (loss) per share attributable to Uber Technologies, Inc. common stockholders:
Basic	$(0.54)	$0.46	$(3.86)	$(0.26)
Diluted	$(0.54)	$0.44	$(3.86)	$(0.29)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	1,793,084	1,936,736	1,752,960	1,892,546
Diluted	1,793,084	2,005,591	1,752,960	1,895,519

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2020	2021
Cash flows from operating activities
Net loss including non-controlling interests	$(6,788)	$(570)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	575	902
Bad debt expense	76	109
Stock-based compensation	827	1,168
Gain from sale of investments	—	(413)
Gain on business divestitures, net	(204)	(1,684)
Deferred income taxes	(266)	(692)
Impairment of debt and equity securities	1,690	—
Impairments of goodwill, long-lived assets and other assets	404	116
Loss from equity method investments	34	37
Unrealized (gain) loss on debt and equity securities, net	125	(1,142)
Unrealized foreign currency transactions	48	38
Other	2	4
Change in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	142	(597)
Prepaid expenses and other assets	94	(236)
Collateral held by insurer	339	860
Operating lease right-of-use assets	341	165
Accounts payable	(133)	90
Accrued insurance reserves	(3)	516
Accrued expenses and other liabilities	83	1,068
Operating lease liabilities	(131)	(184)
Net cash used in operating activities	(2,745)	(445)
Cash flows from investing activities
Purchases of property and equipment	(616)	(298)
Purchases of non-marketable equity securities	(10)	(982)
Purchases of marketable securities	(2,101)	(1,113)
Proceeds from maturities and sales of marketable securities	1,360	2,291
Proceeds from sale of non-marketable equity securities	—	500
Proceeds from sale of equity method investments	—	1,000
Acquisition of businesses, net of cash acquired	(1,471)	(2,314)
Return of capital from equity method investee	91	—
Purchase of notes receivables	(185)	(297)
Other investing activities	63	12
Net cash used in investing activities	(2,869)	(1,201)
Cash flows from financing activities
Taxes paid related to net share settlement of equity awards	(17)	(27)
Proceeds from issuance and sale of subsidiary preferred stock units	247	675
Proceeds from the issuance of common stock under the Employee Stock Purchase Plan	125	107
Issuance of term loan and notes, net of issuance costs	2,628	1,484

Principal repayment on term loan and notes	(527)	(27)
Principal repayment on Careem Notes	(891)	(307)
Principal payments on finance leases	(224)	(226)
Other financing activities	38	101
Net cash provided by financing activities	1,379	1,780
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	(92)	(69)
Net increase (decrease) in cash and cash equivalents, and restricted cash and cash equivalents	(4,327)	65
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	12,067	7,391
Reclassification from (to) assets held for sale during the period	(349)	349
End of period, excluding cash classified within assets held for sale	$7,391	$7,805
Other Income (Expense), Net
The following table presents other income (expense), net (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2021	2020	2021

	(Unaudited)
Interest income	$4	$9	$55	$37
Foreign currency exchange gains (losses), net	(24)	(29)	(128)	(67)
Gain on business divestitures, net (1)	77	—	204	1,684
Gain from sale of investments (2)	—	242	—	413
Unrealized gain (loss) on debt and equity securities, net (3)	(2)	1,198	(125)	1,142
Impairment of debt and equity securities (4)	—	—	(1,690)	—
Other, net	8	51	59	83
Other income (expense), net	$63	$1,471	$(1,625)	$3,292
(1)During the year ended December 31, 2020, gain on business divestitures, net, represented a $154 million gain on the sale of our Uber Eats India operations to Zomato Media Private Limited (“Zomato”) recognized in the first quarter of 2020 and a $77 million gain on the sale of our European Freight Business to sennder GmbH recognized in the fourth quarter of 2020, partially offset by a $27 million loss on the sale of our JUMP operations to Lime recognized in the second quarter of 2020.
During the year ended December 31, 2021, gain on business divestitures, net, represented a $1.6 billion gain on the sale of our ATG business to Aurora recognized in the first quarter of 2021.
(2)During the year ended December 31, 2021, gain from sale of investments primarily represented a $348 million gain recognized from sale of our equity interests in MLU B.V. to Yandex, of which $242 million was recognized in the fourth quarter of 2021.
(3)During the three months ended December 31, 2021, unrealized gain (loss) on debt and equity securities, net primarily represented a $1.6 billion net unrealized gain on our Grab investments, a $1.0 billion unrealized gain on our Aurora investments, partially offset by a $1.3 billion unrealized loss on our Didi investment.
During the year ended December 31, 2021, unrealized gain (loss) on debt and equity securities, net primarily represented a $1.6 billion net unrealized gain on our Grab investments, a $1.6 billion unrealized gain on our Aurora investments, a $991 million unrealized gain on our Zomato investment, partially offset by a $3.0 billion unrealized loss on our Didi investment.
(4)During the year ended December 31, 2020, we recorded an impairment charge of $1.7 billion, primarily related to our investment in Didi recognized in the first quarter of 2020.

Stock-Based Compensation Expense
The following table summarizes total stock-based compensation expense by function (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2021	2020	2021

	(Unaudited)
Operations and support	$20	$31	$72	$139
Sales and marketing	13	24	48	83
Research and development	136	180	477	614
General and administrative	67	99	230	332
Total	$236	$334	$827	$1,168
Key Terms for Our Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA. Adjusted EBITDA is a Non-GAAP measure. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
Adjusted EBITDA margin. We defined Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Gross Bookings.
All Other. Includes ATG and Other Technology Programs and historical results of New Mobility, formerly Other Bets. ATG and Other Technology Programs, which primarily consisted of our ATG business that was divested in the first quarter of 2021, and subsequent to the divestiture, is no longer a reportable segment and included within All Other.
COVID-19 response initiatives. To support those whose earning opportunities have been depressed as a result of COVID-19, as well as communities hit hard by the pandemic, we have announced and implemented several initiatives, including, in particular, payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. The payments for financial assistance to Drivers personally impacted by COVID-19 and Driver reimbursement for their cost of purchasing personal protective equipment are recorded as a reduction to revenue. The cost of personal protective equipment distributed to Drivers, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations are recorded as an expense in our costs and expenses.
Driver(s). The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.
Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively.
Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer after we retain our service fee to Drivers. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue.
Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of: Mobility rides; Delivery orders (in each case without any adjustment for consumer discounts and refunds); Driver and Merchant earnings; Driver incentives and Freight revenue. Gross Bookings do not include tips earned by Drivers.
Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Mobility or New Mobility ride or received a Delivery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.
Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less the following direct costs and expenses of that segment: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Segment Adjusted EBITDA also reflects any applicable exclusions from Adjusted EBITDA.
Segment Adjusted EBITDA margin. We define each segment’s Adjusted EBITDA margin as the segment Adjusted EBITDA as a percentage of segment Gross Bookings.
Take Rate. We define Take Rate as revenue as a percentage of Gross Bookings.
Trips. We define Trips as the number of completed consumer Mobility rides and Delivery orders in a given period. For example, an UberPOOL ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip.
Definitions of Non-GAAP Measures
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), loss from operations, and other results under GAAP, we use: Adjusted EBITDA; Non-GAAP Costs and Operating Expenses; as well as, revenue growth rates in constant currency, which are described below, to evaluate our business. We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.
We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges. To help our board, management and investors assess the impact of COVID-19 on our results of operations, we are excluding the impacts of COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations from Adjusted EBITDA. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:
•Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•Adjusted EBITDA excludes certain restructuring and related charges, part of which may be settled in cash;

•Adjusted EBITDA excludes other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations;
•Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Adjusted EBITDA does not reflect the components of other income (expense), net, which primarily includes: interest income; foreign currency exchange gains (losses), net; gain (loss) on business divestitures, net; unrealized gain (loss) on debt and equity securities, net; impairment of debt and equity securities; and other; and
•Adjusted EBITDA excludes certain legal, tax, and regulatory reserve changes and settlements that may reduce cash available to us.
Constant Currency
We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.
Non-GAAP Costs and Operating Expenses
Costs and operating expenses are defined as: cost of revenue, exclusive of depreciation and amortization; operations and support; sales and marketing; research and development; and general and administrative expenses. We define Non-GAAP costs and operating expenses as costs and operating expenses excluding: (i) stock-based compensation expense, (ii) certain legal, tax, and regulatory reserve changes and settlements, (iii) goodwill and asset impairments/loss on sale of assets, (iv) certain acquisition, financing and divestiture related expenses, (v) restructuring and related charges and (vi) other items not indicative of our ongoing operating performance, including COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.
Reconciliations of Non-GAAP Measures
Adjusted EBITDA
The following table presents reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2020	2021	2020	2021

Adjusted EBITDA reconciliation:
Net income (loss) attributable to Uber Technologies, Inc.	$(968)	$892	$(6,768)	$(496)
Add (deduct):
Net income (loss) attributable to non-controlling interests, net of tax	6	(13)	(20)	(74)
Provision for (benefit from) income taxes	23	(97)	(192)	(492)
Loss from equity method investments	7	9	34	37
Interest expense	118	130	458	483
Other (income) expense, net	(63)	(1,471)	1,625	(3,292)
Depreciation and amortization	180	246	575	902
Stock-based compensation expense	236	334	827	1,168
Legal, tax, and regulatory reserve changes and settlements	(92)	(67)	(35)	526
Goodwill and asset impairments/loss on sale of assets	32	100	317	157
Acquisition, financing and divestitures related expenses	43	17	86	102
Accelerated lease costs related to cease-use of ROU assets	22	3	102	5
COVID-19 response initiatives	16	3	106	54
Gain on lease arrangement, net	—	—	(5)	—
Restructuring and related charges, net	(14)	—	362	—
Legacy auto insurance transfer	—	—	—	103
Mass arbitration fees	—	—	—	43
Adjusted EBITDA	$(454)	$86	$(2,528)	$(774)
Non-GAAP Costs and Operating Expenses
The following tables present reconciliations of Non-GAAP costs and operating expenses to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended
(In millions)	December 31, 2020	September 30, 2021	December 31, 2021
Non-GAAP Cost of revenue exclusive of depreciation and amortization reconciliation:
GAAP Cost of revenue exclusive of depreciation and amortization	$1,441	$2,438	$3,104
COVID-19 response initiatives	(13)	—	(1)
Acquisition, financing and divestitures related expenses	—	(4)	4
Legacy auto insurance transfer	—	(101)	—
Non-GAAP Cost of revenue exclusive of depreciation and amortization	$1,428	$2,333	$3,107

	Three Months Ended
(In millions)	December 31, 2020	September 30, 2021	December 31, 2021
Non-GAAP Operating Expenses
Non-GAAP Operations and support reconciliation:
GAAP Operations and support	$369	$475	$547
Restructuring and related credits	10	—	—
Goodwill and asset impairments/loss on sale of assets	—	—	(4)
Acquisition, financing and divestitures related expenses	(1)	—	(3)
Legacy auto insurance transfer	—	(2)	—
Stock-based compensation expense	(20)	(42)	(31)
Non-GAAP Operations and support	$358	$431	$509

Non-GAAP Sales and marketing reconciliation:
GAAP Sales and marketing	$1,038	$1,168	$1,262
Restructuring and related charges	1	—	—
Acquisition, financing and divestitures related expenses	(1)	(1)	—
COVID-19 response initiatives	—	(2)	—
Stock-based compensation expense	(13)	(18)	(24)
Non-GAAP Sales and marketing	$1,025	$1,147	$1,238

Non-GAAP Research and development reconciliation:
GAAP Research and development	$483	$493	$558
Restructuring and related charges	2	—	—
Acquisition, financing and divestitures related expenses	(7)	(3)	(1)
Goodwill and asset impairments/loss on sale of assets	—	—	(10)
Stock-based compensation expense	(136)	(152)	(180)
Non-GAAP Research and development	$342	$338	$367

Non-GAAP General and administrative reconciliation:
GAAP General and administrative	$531	$625	$611
Legal, tax, and regulatory reserve changes and settlements	117	(25)	67
Goodwill and asset impairments/loss on sale of assets	(32)	—	(86)
Restructuring and related charges	1	—	—
Acquisition, financing and divestitures related expenses	(34)	(15)	(17)
Accelerated lease costs related to cease-use of ROU assets	(22)	—	(3)
Mass arbitration fees	—	(43)	—
Stock-based compensation expense	(67)	(69)	(99)
Non-GAAP General and administrative	$494	$473	$473